Exhibit 99.1

Tharimmune Acquires Global License and Partners with Intract Pharma to Develop an Oral Formulation of Infliximab

BRIDGEWATER, N.J. and LONDON / ACCESSWIRE / September 16, 2024 – Tharimmune, Inc. (NASDAQ: THAR) (“Tharimmune” or the “Company”), a clinical-stage biotechnology company developing a portfolio of therapeutic candidates in inflammation and immunology, announced today that it has entered into a definitive agreement with Intract Pharma to exclusively license INT-023/TH023, an oral anti-tumor necrosis factor-alpha (TNF-α) monoclonal antibody infliximab. This strategic partnership aims to expand Tharimmune’s therapeutic pipeline and reinforce its commitment to pioneering novel treatments for autoimmune diseases.

Under the terms of the agreement, Tharimmune licensed global development and commercialization rights (outside of South Korea) to Intract Pharma’s Soteria® and Phloral® delivery platform along with an existing supply agreement for infliximab to be used in the oral product development program. Intract Pharma received an upfront payment and is eligible to receive additional payments upon an equity financing of the Company and is eligible for future development, regulatory and commercial milestones, as well as mid-single digit royalties based on net product sales. The agreement retains a right of first refusal to continue development and commercialization after a Phase 2 clinical trial. In addition, Tharimmune has the option to exercise the license to Intract’s platform for up to four additional targets.

Infliximab is a purified, recombinant DNA-derived chimeric IgG monoclonal antibody protein that contains both murine and human components that inhibit tumor TNF-α. Tumor necrosis factor-alpha is a signaling protein involved in acute phase reactions and systemic inflammation. Infliximab is sold by Janssen Biotech under the Remicade® brand for numerous indications including Crohn’s disease, ulcerative colitis, rheumatoid diseases and plaque psoriasis.

Traditionally administered through intravenous infusions, oral delivery of antibodies such as infliximab is challenging due to the complexity of navigating such large molecules through the gastrointestinal tract. This new partnership aims to overcome these challenges using Intract’s delivery platform, making it possible to administer infliximab in a pill form. An oral route of administration holds potential to improve patient compliance and quality of life, while also reducing the burden on the healthcare system associated with long-term intravenous therapy.

“The integration of Intract’s innovative technology, combined with the high-quality infliximab monoclonal antibody provided by their existing supply agreement, holds tremendous potential to accelerate and reinforce our commitment to immunology. This new collaboration not only broadens our therapeutic focus, but also aligns with our mission to improve patient outcomes by developing more convenient and accessible treatment options,” said Randy Milby, CEO of Tharimmune. “An oral form of infliximab represents a significant advancement in the treatment of chronic inflammatory diseases, and the opportunity for Tharimmune to compete in a multibillion-dollar global market.”

This partnership enables the targeted delivery of antibody therapeutics directly to the colon or small intestine. By leveraging Intract’s platform, Tharimmune aims to enhance the effectiveness of TNF-α inhibitors such as infliximab through precision delivery that maximizes proteolytic stabilization and tissue permeation. This novel approach offers significant potential for directly addressing inflammatory conditions within the gastrointestinal tract, including inflammatory bowel disease, as well as systemic inflammatory disorders where TNF-α plays a critical role in disease progression.

“Safer and orally available biological treatments for long term use in chronic inflammation and immune mediated diseases represents a major area of medical need for millions of patients” said Vipul Yadav, CEO of Intract. “We are delighted to be partnering with Tharimmune and bringing on board their clinical development expertise in immunology to further advance together our oral anti-TNFα antibody into the clinic”.

About Intract Pharma

Intract is a biopharmaceutical company developing disruptive oral antibody delivery solutions to significantly improve the efficacy and safety of emerging and established protein therapeutics, as well as improve patient experience and outcomes in inflammation and immunology indications. Its platform leverages the advantage of precision targeting of large proteins and antibodies to the colon, while also protecting the biologics from enzymatic breakdown, allowing tissue/systemic uptake to create next-generation oral antibody medicines. For more information, please visit www.intractpharma.com

About Tharimmune

Tharimmune, Inc. is a clinical-stage biotechnology company developing a portfolio of therapeutic candidates for inflammation and immunology. The Company’s lead clinical-stage asset, TH104, is known to suppress chronic, debilitating pruritus or “uncontrollable itching” in PBC, a rare and orphan liver disease with no known cure. The Company’s early-stage immunology pipeline includes novel multi-specific antibodies targeting unique epitopes with novel mechanisms of action against well-known, validated targets in multiple solid tumors, including PD-1, HER2 and HER3. Tharimmune has a license agreement with OmniAb, Inc. to access the company’s antibody discovery technology platform against these and other specified targets. For more information, please visit www.tharimmune.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, contained in this press release, including statements regarding the timing and design of Tharimmune’s future Phase 2 trial, Tharimmune’s strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Factors that may cause such differences, include, but are not limited to, those discussed under Risk Factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports filed by the Company from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. Subsequent events and developments may cause the Company’s views to change; however, the Company does not undertake and specifically disclaims any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts:

Tharimmune, Inc.

ir@tharimmune.com

LHA Investor Relations

Tirth T. Patel

tpatel@lhai.com

212-201-6614

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